Exhibit 99.1

DYNAMIC MATERIALS ANNOUNCES AMENDMENTS TO CREDIT AGREEMENT;
IMPLEMENTS TEMPORARY REDUCTION IN QUARTERLY DIVIDEND TO PRESERVE CAPITAL DURING INDUSTRY DOWNTURN

BOULDER, Colo. – December 18, 2015 – Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), today announced it has amended its current credit agreement with its commercial lenders, and separately, has implemented a temporary reduction in its quarterly dividend. The amended agreement temporarily modifies certain financial covenants and will provide the Company with greater financial flexibility as it navigates the steep downturn in the global oil and gas industry. Key components of the revised agreement include:

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An immediate increase in the maximum debt-to-EBITDA leverage ratio from 3.00x to 3.75x, which will remain in effect through the June 30, 2016 reporting period. The maximum leverage ratio will then adjust to 3.25x through the September 30, 2016 reporting period, and will return to 3.00x as of December 31, 2016 and thereafter. If the leverage ratio is greater than 3.00x, the interest margin will be LIBOR plus 2.75%, and an undrawn fee of 0.50% will be applied. There are no other pricing modifications to the original agreement. The leverage ratio is calculated as the ratio of the Company’s consolidated funded indebtedness to the Company’s consolidated EBITDA over a trailing four-quarter period.

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The minimum debt service coverage ratio of 1.35x is unchanged from the original agreement. However, the calculation of debt service coverage ratio replaces depreciation expense with capital expenditures, and the definition of cash dividends is now based on 2016 dividends paid versus a trailing 12-month calculation. The amended debt service coverage ratio is now calculated as consolidated pro-forma EBITDA minus the sum of cash dividends, capital expenditures and cash paid for income taxes divided by cash paid for interest.

(The definition of consolidated pro forma EBITDA in the calculation of both the leverage ratio and debt service coverage ratio also was amended to include certain add-backs primarily related to cost savings associated with restructuring activities and timing of payment of cash expenses.)

•	A reduction in the amount of U.S. borrowings available under the Credit Agreement to $65 million from $90 million. At September 30, 2015, the Company had total borrowings of $36.0 million.

•	Early termination of the Company’s ability to borrow funds as a term loan. The Company has had no borrowings against this feature, which was scheduled to terminate in February 2016.

•	A prohibition on increasing the Company’s dividend rate unless the Leverage Ratio is less than 2.00x.
Kevin Longe, president and CEO, said, “We have closely monitored activity in our core energy markets, and determined the sharp slowdown in well completion activity combined with the near-term financial impact of our consolidation programs could push our leverage and debt-service-coverage ratios beyond the levels allowed for in our credit agreement. We approached our commercial lenders early in the fourth quarter to address these issues. We are very pleased with the terms of our amended credit agreement and the financial flexibility they will provide during the coming year.”

Longe said the Company also has chosen to temporarily reduce its quarterly cash dividend to $0.02 per share from the prior $0.04 per share. “Given the near-term uncertainty in our end markets, we are taking a conservative approach to expenditures and are focused on capital preservation and funding the Company’s operations from operating cash flow.

“Our investments in research and development and new product introductions, combined with our market expansion activities have significantly strengthened DMC’s competitive position, and will allow us to emerge from the downturn as a much stronger company. We expect to increase stockholder value through organic growth, product and technology innovation, market expansion and the efficient use of capital. We will use future cash flows to further strengthen our balance sheet, fund investments in business expansion and return capital to shareholders.”

About DMC
Based in Boulder, Colorado, DMC operates in two sectors: industrial infrastructure and oilfield products and services.  The industrial infrastructure sector is served by DMC’s NobelClad business, the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors.  The oilfield products and services sector is served by DynaEnergetics, an international developer, manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s website at: http://www.dmcglobal.com.

Safe Harbor Language
Except for the historical information contained herein, this news release contains forward-looking statements, including management’s expectations about the Company’s future performance, competitive position and capital preservation and cash-flow generation focus. These risks and uncertainties include, but are not limited to, the following: our ability to increase clad metal bookings, our ability realize sales from our backlog; our ability to obtain new contracts at attractive prices; the execution of purchase commitments by our customers, and our ability to successfully deliver on those purchase commitments; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully execute and capitalize upon growth opportunities; the success of DynaEnergetics’ product and technology development initiatives; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company's SEC reports, including the annual report on Form 10-K for the year ended December 31, 2014.

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